Exhibit 99.1

Seagen Reports Third Quarter 2021 Financial Results

-Total Net Product Sales of $366.5 Million in 3Q21, an Increase of 37 Percent Over 3Q20-
-FDA Granted TIVDAK Accelerated Approval for Previously Treated Recurrent or Metastatic Cervical Cancer-
-Completed Enrollment in both PADCEV EV-103 Trial Cohort K in First-Line Metastatic Urothelial Cancer and in TUKYSA MOUNTAINEER Trial in Previously Treated HER2-Positive Metastatic Colorectal Cancer-
-Entered into Exclusive Worldwide License and Co-Development Agreement with RemeGen for Disitamab Vedotin, a Novel HER2-targeted Antibody-Drug Conjugate-
-Conference Call Today at 4:30 p.m. ET-

BOTHELL, Wash. — October 28, 2021 — Seagen Inc. (Nasdaq:SGEN) reported financial results today for the third quarter and nine months ended September 30, 2021. The Company also highlighted ADCETRIS® (brentuximab vedotin), PADCEV® (enfortumab vedotin-ejfv), TUKYSA® (tucatinib) and TIVDAK™ (tisotumab vedotin-tftv) commercial and development accomplishments, as well as progress across its robust oncology pipeline.
“We reported net product sales of approximately $1 billion for the year to date and $366 million for the third quarter of 2021, reflecting growth across our portfolio of approved medicines. We also added a fourth marketed product in September with the U.S. launch of TIVDAK, an important new medicine for women with previously treated metastatic cervical cancer,” said Clay Siegall, Ph.D., President and Chief Executive Officer of Seagen. “In addition to strong commercial performance, we continue to work to maximize the potential of our approved drugs through broad clinical development progress. We also expanded our late-stage pipeline by entering a collaboration with RemeGen for disitamab vedotin, a novel HER-2 targeted antibody-drug conjugate (ADC). Across our early and late-stage pipeline, we are advancing 13 programs for a range of solid tumors and hematologic malignancies, including four programs that are expected to enter the clinic within the next year.”

PROGRAM HIGHLIGHTS

TIVDAK
•Received FDA Approval: In September 2021, TIVDAK was granted accelerated approval by the FDA for the treatment of adult patients with recurrent or metastatic cervical cancer with disease progression on or after chemotherapy. TIVDAK is the first and only ADC approved in this setting and is Seagen's fourth drug to be approved by the FDA. Seagen is developing TIVDAK in collaboration with Genmab. Continued approval may be contingent upon verification and description of clinical benefit in confirmatory trials.

•Presented Interim Results of Combination Therapy at the European Society for Medical Oncology (ESMO) Congress 2021: In September 2021, interim results were presented from two cohorts of the phase 1b/2 innovaTV 205 trial evaluating TIVDAK in a combination regimen for recurrent or metastatic cervical cancer. The combination with carboplatin in the first-line setting and separately the combination with KEYTRUDA (pembrolizumab) in previously treated patients showed encouraging, durable antitumor activity. Both combinations demonstrated a manageable and acceptable safety profile.

PADCEV
•Completed Enrollment in EV-103 Cohort K for First-Line Metastatic Urothelial Cancer (mUC): In October 2021, Seagen and Astellas completed enrollment in Cohort K of the EV-103 trial. The cohort is evaluating PADCEV in combination with KEYTRUDA and as a single agent for first-line treatment of patients with mUC who are unable to receive cisplatin-based chemotherapy. The results, along with other data from the EV-103 trial, could potentially support registration under the FDA's accelerated approval pathway.

•Opened Enrollment in EV-104 trial in Non-Muscle Invasive Bladder Cancer (NMIBC): Seagen and Astellas opened a phase 1 study evaluating intravesical administration of PADCEV in patients with NMIBC who did not respond to Bacillus Calmette-Guerin (BCG) treatment.
•Received Approval in Japan: In September 2021, Japan's Ministry of Health, Labour and Welfare approved PADCEV for radically unresectable urothelial cancer that has progressed after anti-cancer chemotherapy. The New Drug Application received priority review.
TUKYSA
•Completed Enrollment in MOUNTAINEER trial for Metastatic Colorectal Cancer: In September 2021, the Company completed enrollment in the phase 2 MOUNTAINEER trial of TUKYSA in combination with trastuzumab and as a single agent in patients with HER2-positive metastatic colorectal cancer following previous treatment with first- and second-line standard-of-care therapies. The results could potentially support registration under the FDA's accelerated approval pathway.
ADCETRIS
•Presenting Data in Multiple Abstracts at ASH: ADCETRIS will be featured in multiple abstracts at the 63rd Annual Meeting of the American Society of Hematology (ASH), which will take place December 11-14, 2021.

PIPELINE HIGHLIGHTS:
•Entered into Exclusive Worldwide License Agreement with RemeGen for Disitamab Vedotin: In August 2021, Seagen entered into a licensing agreement for disitamab vedotin, a novel HER2-targeted ADC that has shown antitumor activity in several solid tumor types across a spectrum of HER2 levels, including urothelial, gastric and breast cancer. Seagen obtained rights for global development and commercialization, outside of RemeGen’s territory of Asia, excluding Japan and Singapore.
•Presenting Data Highlighting Novel Targeted Therapies at Society for Immunotherapy of Cancer (SITC) 36th Annual Meeting: Preclinical data will be presented on two new ADC drug candidates, SGN-PDL1V and SGN-B7H4V, at the SITC Annual Meeting taking place November 10-14, 2021.
For additional information on Seagen’s pipeline, visit www.seagen.com/science/pipeline.

THIRD QUARTER AND NINE-MONTHS 2021 FINANCIAL RESULTS
Revenues: Total revenues for the third quarter and nine months ended September 30, 2021 were $424.1 million and $1.145 billion, respectively, compared to $1.062 billion and $1.574 billion for the same periods in 2020. The 2020 periods included $725 million in upfront license revenue related to the Merck collaborations for ladiratuzumab vedotin and TUKYSA. Revenues in the 2021 periods reflect higher net product sales across the Company's commercial portfolio. Revenues are composed of the following three components:

•Net Product Sales:

	Three months ended September 30,			Nine months ended September 30,
(dollars in millions)	2021	2020	% Change	2021	2020	% Change
Total Net Product Sales	$366.5	$267.5	37%	$1,016.4	$706.5	44%
ADCETRIS	184.8	163.3	13%	529.3	494.9	7%
PADCEV	95.0	61.8	54%	247.2	153.5	61%
TUKYSA	86.6	42.4	104%	239.9	58.1	313%
TIVDAK	0.1	—	N/A	0.1	—	N/A
Note: Sum of product sales may not equal total net product sales due to rounding.
•Royalty Revenues: Royalty revenues for the third quarter and year-to-date in 2021 were $41.0 million and $104.5 million, respectively, compared to $35.9 million and $87.5 million for the same periods in 2020. Royalty revenues are primarily driven by sales of ADCETRIS outside the U.S. and Canada by Takeda and, to a lesser extent, royalties from sales of Polivy® (polatuzumab vedotin) by Roche and Blenrep® (belantamab mafodotin) by GlaxoSmithKline, which are ADCs that use Seagen technology.
•Collaboration and License Agreement Revenues: Amounts earned under the Company’s product, development and technology collaborations were $16.6 million and $23.6 million in the third quarter and year-to-date in 2021, respectively, compared to $758.3 million and $780.3 million for the same periods in 2020. The 2020 periods included $725 million related to the Merck collaborations for ladiratuzumab vedotin and TUKYSA that were entered into in September 2020. The 2021 periods included an $11 million milestone payment received during the third quarter of 2021 triggered by regulatory approvals of GlaxoSmithKline's Blenrep.
Cost of Sales: Cost of sales for the third quarter and year-to-date in 2021 were $82.7 million and $224.9 million, respectively, compared to $78.3 million and $156.0 million for the same periods in 2020. The increase was primarily due to the PADCEV gross profit share with Astellas, which was $44.7 million and $115.8 million in the third quarter and year-to-date of 2021, respectively, compared to $29.1 million and $72.6 million for the same periods in 2020. Cost of sales also reflects amortization of TUKYSA acquired in-process technology costs, and third-party royalties owed for ADCETRIS, PADCEV and TUKYSA net product sales, in addition to cost of products sold.
Research and Development (R&D) Expenses: R&D expenses for the third quarter and year-to-date in 2021 were $459.1 million and $924.4 million, respectively, compared to $217.7 million and $610.9 million for the same periods in 2020. The increase in periods ended September 30, 2021 primarily reflected a $200 million upfront payment due under the RemeGen collaboration agreement for disitamab vedotin. Additionally, the increase is attributable to continued investment in clinical development of the Company's approved drugs and to advance novel programs and technologies.
Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the third quarter and year-to-date in 2021 were $180.3 million and $505.3 million, respectively, compared to $127.6 million and $375.5 million for the same periods in 2020. The increases in 2021 primarily reflected investments to support ongoing European TUKYSA launches and the U.S. commercial launch of TIVDAK.
Non-cash, share-based compensation expense for the first nine months of 2021 was $121.0 million, compared to $107.5 million for the same period in 2020.
Net Income (Loss): Net loss for the third quarter of 2021 was $293.8 million, or $1.61 per diluted share, and net loss for the year-to-date in 2021 was $499.8 million, or $2.75 per diluted share. Net loss in the 2021 periods were impacted by the $200 million upfront payment owed to RemeGen.
Net income in the third quarter of 2020 was $636.2 million, or $3.50 per diluted share, and net income for the year-to-date in 2020 was $446.6 million, or $2.47 per diluted share. Net income in the 2020 periods were impacted by the upfront license revenue from Merck of $725 million.

Cash and Investments: As of September 30, 2021, Seagen had $2.4 billion in cash and investments, which does not reflect the $200 million upfront payment made to RemeGen in the fourth quarter of 2021.
2021 FINANCIAL OUTLOOK
Seagen anticipates 2021 revenues, operating expenses and other costs to be in the ranges shown in the table below, which includes increased net sales expectations for ADCETRIS, PADCEV and TUKYSA, as well as higher royalty, and collaboration and license agreement revenues. Increased R&D expenses are primarily due to the license agreement with RemeGen.

	Current	Previous
Revenues
ADCETRIS net product sales	$700 million to $710 million	$675 million to $700 million
PADCEV net product sales	$330 million to $335 million	$310 million to $325 million
TUKYSA net product sales	$315 million to $325 million	$300 million to $315 million
Royalty revenues	$140 million to $150 million	$125 million to $135 million
Collaboration and license agreement revenues	$25 million to $30 million	Less than $20 million
Operating expenses and other costs
Cost of Sales	$295 million to $315 million	$270 million to $300 million
R&D expenses	$1,190 million to $1,240 million	$900 million to $1,000 million
SG&A expenses	$675 million to $725 million	$650 million to $725 million
Non-cash expenses[1] (primarily attributable to share-based compensation)	$225 million to $245 million	Unchanged
1.Non-cash expenses include share-based compensation, depreciation and amortization of intangible assets.

Conference Call Details
Seagen management will host a conference call and webcast with supporting slides to discuss its third quarter and year-to-date 2021 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. Pacific Time (PT); 4:30 p.m. Eastern Time (ET). The live event will be simultaneously webcast and available for replay from the Seagen website at investor.seagen.com. Investors may also participate in the conference call by calling 844-763-8274 (domestic) or 412-717-9224 (international). The conference ID is 10160629. Supporting slides are available on the Seagen website at investor.seagen.com under the Investors section. A webcast replay will be archived on the Company's website investor.seagen.com, under the Investors section.
About Seagen
Seagen Inc. is a global biotechnology company that discovers, develops and commercializes transformative cancer medicines to make a meaningful difference in people’s lives. Seagen is headquartered in the Seattle, Washington area, and has locations in California, Canada, Switzerland and the European Union. For more information on our marketed products and robust pipeline, visit www.seagen.com and follow @SeagenGlobal on Twitter.

Forward-Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the Company’s 2021 outlook, including anticipated 2021 revenues, costs and expenses; the Company’s potential to achieve the noted development and regulatory milestones in 2021 and in future periods; the Company’s pipeline; anticipated activities related to the Company’s planned and ongoing clinical trials; the potential for the Company’s clinical trials to support further development, regulatory submissions and potential marketing approvals in the U.S. and in other countries; the opportunities for, and the therapeutic and commercial potential of ADCETRIS, PADCEV, TUKYSA, TIVDAK, ladiratuzumab vedotin, disitamab vedotin, the Company’s other product candidates and the products and product candidates of its licensees and collaborators; the potential for data from the EV-103 trial and/or the MOUNTAINEER trial to support registration under the FDA’s accelerated approval pathway; the Company’s global expansion; potential future milestone payments and royalties under the Company’s collaborations; as well as other statements that are not historical fact. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include without limitation: the risks that the Company’s ADCETRIS, PADCEV, TUKYSA and TIVDAK net sales, revenues, expenses, costs, and other financial guidance may not be as expected; risks and uncertainties associated with maintaining or increasing sales of ADCETRIS, PADCEV, TUKYSA and TIVDAK due to competition, unexpected adverse events, regulatory action, reimbursement, market adoption by physicians, impacts associated with COVID-19 or other factors; the risk that the Company or its collaborators may be delayed or unsuccessful in planned clinical trial initiations, enrollment in and conduct of clinical trials, obtaining data from clinical trials, planned regulatory submissions, and regulatory approvals in the U.S. and in other countries in each case for a variety of reasons including the difficulty and uncertainty of pharmaceutical product development, negative or disappointing clinical trial results, unexpected adverse events or regulatory actions and the inherent uncertainty associated with the regulatory approval process; the possibility that the Company may encounter challenges in commercializing its therapeutic agents, including with respect to reimbursement, compliance, operational or other matters; risks relating to the Company’s collaboration agreements and its ability to achieve progress dependent milestones thereunder; and risks related to the duration and severity of the COVID-19 pandemic and resulting global economic, financial and healthcare system disruptions. More information about the risks and uncertainties faced by the Company is contained under the caption “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and the Company’s subsequent periodic reports filed with the Securities and Exchange Commission. Seagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Seagen Contacts:
For Investors
Peggy Pinkston
Senior Vice President, Investor Relations
(425) 527-4160
ppinkston@seagen.com

For Media
David Caouette
Vice President, Corporate Communications
(310) 430-3476
dcaouette@seagen.com

Seagen Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues:
Net product sales	$366,459	$267,494	$1,016,385	$706,473
Royalty revenues	41,028	35,924	104,542	87,520
Collaboration and license agreement revenues	16,573	758,313	23,593	780,250
Total revenues	424,060	1,061,731	1,144,520	1,574,243
Costs and expenses:
Cost of sales	82,650	78,296	224,875	155,962
Research and development	459,092	217,670	924,378	610,945
Selling, general and administrative	180,281	127,579	505,253	375,470
Total costs and expenses	722,023	423,545	1,654,506	1,142,377
(Loss) income from operations	(297,963)	638,186	(509,986)	431,866
Investment and other income, net	5,228	1,223	11,255	17,951
(Loss) income before income taxes	(292,735)	639,409	(498,731)	449,817
Provision for income taxes	1,112	3,242	1,112	3,242
Net (loss) income	$(293,847)	$636,167	$(499,843)	$446,575
Net (loss) income per share - basic	$(1.61)	$3.65	$(2.75)	$2.58
Net (loss) income per share - diluted	$(1.61)	$3.50	$(2.75)	$2.47
Shares used in computation of per share amounts - basic	182,303	174,460	181,696	173,409
Shares used in computation of per share amounts - diluted	182,303	181,877	181,696	180,939

Seagen Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2021	December 31, 2020
Assets
Cash, cash equivalents and investments	$2,436,374	$2,660,250
Other assets	1,541,504	1,340,656
Total assets	$3,977,878	$4,000,906
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$698,434	$388,138
Long-term liabilities	114,489	124,668
Stockholders’ equity	3,164,955	3,488,100
Total liabilities and stockholders’ equity	$3,977,878	$4,000,906